Exhibit 23.1

McGladrey LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-58127 and 333-185143) of Telephone and Data Systems, Inc. and (No. 333-42366) of United States Cellular Corporation on Form S-8 of our report dated June 11, 2013 relating to the Telephone and Data Systems, Inc. Tax-Deferred Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2012.  Our report dated June 11, 2013, related to the financial statements and supplemental schedule expresses an unqualified opinion.

By:         /s/ McGladrey LLP

                McGladrey LLP

Peoria, Illinois

June 11, 2013

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